Exhibit 5.1


                                NASCHITZ BRANDES


               NASCHITZ, BRANDES & CO., ADVOCATES 5 TUVAL STREET,
                 TEL-AVIV 67897 ISRAEL TEL. 972-3-623-5000 FAX.
                                 972-3-623-5005

               BRANCH OFFICE: 2 PAL-YAM AVENUE, CITY WINDOWS,OREN
              BUILDING,HAIFA 33095 ISRAEL TEL. 972-4-864-4433 FAX.
                                 972-4-864-4833

                                 WWW.NBLAW.COM



                           Tel-Aviv, December 23, 2004
LanOptics Ltd.
1 Hatamar Street
Yokneam 20692
Israel

Ladies and Gentlemen:

        We refer to the registration statement on Form F-3 to be filed by LanOptics Ltd., an Israeli company (the "Company"), on or about December 23, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the offering by the selling shareholders, as described in the Registration Statement, of up to 1,846,800 Ordinary Shares, nominal value NIS
0.02 per share, of the Company (the "Shares"), including 478,800 Ordinary Shares issuable upon the exercise of outstanding warrants.

        As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

        Upon the basis of such examination, we are of the opinion that the outstanding Shares have been duly authorized for issuance under the law of Israel, have been validly issued and are fully paid and non-assessable and that the Shares to be issued upon exercise of the outstanding warrants, have been duly authorized and reserved for issuance and when issued in accordance with the terms set forth in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                                   Very truly yours,
                                                   Naschitz, Brandes & Co.